United States Steel Corporation 2016 Omnibus Incentive Compensation Plan
Performance Share Award Grant Agreement
United States Steel Corporation, a Delaware Corporation (herein called the "Corporation"), grants to the employee of the employing company identified below (the "Participant") a Performance Share Award representing the right to receive a specified number of shares of the common stock of the Corporation ("Shares") set forth below, which right, if payable, shall be paid in Shares:
Name of Participant:
Name of Employing Company: (The company recognized by the Corporation on Date of Grant as employing the Participant.)
Target Number of Shares
Subject to Award:    SHARES
Maximum Number of Shares
Subject to Award:    Two times the Number of Shares Subject to the Award
Performance Period:    January 1, 2022 through December 31, 2025
Performance Goals:    See Exhibit A, attached
Date of Grant:    GRANT DATE
By accepting this Award in any manner and within the time period prescribed by the Corporation, the Participant agrees that (1) this Performance Share Award is granted under and governed by the terms and conditions of the Corporation's 2016 Omnibus Incentive Compensation Plan, as amended from time to time (the "Plan"), and the Terms and Conditions contained herein including the Performance Goals set forth in Exhibit A attached hereto and the special provisions for the Participant's country of residence, if any, attached hereto as Exhibit B (collectively, the "Agreement"), (2) he or she has reviewed the Plan and the Agreement in their entirety, and (3) he or she has had an opportunity to obtain the advice of counsel prior to accepting this Award and fully understands all provisions of the Plan and the Agreement.
United States Steel Corporation
By: ______________________
Authorized Officer

Terms and Conditions
(1)Grant of Performance Share Award: The Performance Period for purposes of determining whether the Performance Goals have been met shall be the four-year Performance Period specified herein. The Performance Goals for purposes of determining whether, and the extent to which, the Performance Share Award is earned and payable are set forth in Exhibit A to this Agreement. Subject to the provisions of this Agreement, the Performance Share Award shall become payable, if vested, following the Committee's determination and certification after the end of the Performance Period, as to whether and the extent to which the Performance Goals have been achieved; provided that the Committee retains no discretion to reduce or increase Performance Share Awards that become payable as a result of performance measured against the Performance Goals.
(2)Payment of Award: If and to the extent the Performance Share Award is vested, earned and payable, the Corporation shall cause a stock certificate to be issued in the Participant's name, for no cash consideration, for the number of shares of common stock of the Corporation determined by the Committee to be payable pursuant to paragraph 1 hereof. Payment shall be made following the end of the Performance Period and certification by the Committee, and in no event more than two and one-half months following the end of the calendar year in which the Performance Period ends, except as otherwise provided in Section 11. No dividends or dividend equivalents shall be payable with respect to the Performance Share Award before the Performance Goal has been achieved and the Performance Share Award has been determined to be earned.
(3)Transferability: The Participant shall not sell, transfer, assign, pledge or otherwise encumber or dispose of any portion of the Performance Share Award and the right to receive Shares, and any attempt to sell, transfer, assign, pledge or encumber any portion of the Shares prior to the payment, if at all, of a stock certificate in the name of the Participant shall have no effect, regardless of whether voluntary, involuntary, by operation of law or otherwise.
(4)Change in Control: Notwithstanding anything to the contrary stated herein, in the case of a Change in Control of the Corporation, (a) the Performance Period shall automatically end on the business day immediately preceding the closing date of the Change in Control, and (b) the actual performance for the abbreviated Performance Period as calculated below shall be measured against the established Performance Goals, the performance criteria shall be deemed satisfied at the greater of the actual performance level or the target performance level with respect to each Performance Goal (the "Achieved Performance Share Award"), and the balance of the Performance Share Award, if any, shall be forfeited. The Corporation's actual performance level for the abbreviated Performance Period shall be calculated as follows: completed measurement periods shall be measured against the established Performance Goals and the performance criteria shall be deemed satisfied only to the extent the actual performance was achieved; and incomplete measurement periods shall be deemed achieved at the established target Performance Goal.
(5)Vesting: To vest in this Performance Share Award, the Participant must continue as an active employee of an Employing Company during the Performance Period and through the date on which the Committee certifies whether the Performance Goal relating to the Performance Period has been achieved, subject to the following:
(a)Unless otherwise determined by the Committee, in the event of a Termination of the Participant's employment due to death or becoming

Performance Share Award-December 2021

Disabled, following the attainment of Normal Retirement Age, or following the attainment of Early Retirement Age, or under circumstances which would qualify the Participant for benefits under a severance plan of the Corporation (including, as applicable, the execution, without revocation, of a waiver and release of claims) the Performance Share Award vests based upon the number of complete months worked by the Participant during the Performance Period in relation to the number of whole months in the Performance Period and the remainder shall be forfeited. Unless otherwise determined by the Committee, in the event of a Termination with Consent, the Participant shall remain entitled to vest in the total number of Shares issuable under the Performance Share Award, subject to the determinations with respect to achievement of the Performance Goals.
(b)The Performance Share Award will be forfeited automatically upon any other Termination of employment (including but not limited to any voluntary termination by the Participant or any Termination by the Corporation or the Employing Company for Cause or without Cause) prior to the date on which the Committee certifies whether the Performance Goal relating to the Performance Period has been achieved, such forfeiture being without consideration or without further action required of the Corporation or Employing Company.
(6)Termination of Employment: Notwithstanding any other terms or conditions of this Plan or this Agreement to the contrary, in the event of the Participant's Termination of employment, regardless of the reason for such Termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or the terms of the Participant's employment agreement, if any, the Participant's rights under this Agreement will terminate effective as of the date that the Participant is no longer actively employed by an Employing Company and will not be extended by any notice period. For purposes of the Performance Share Award, active employment does not include any contractual notice period or any period of "garden leave" or similar period mandated under employment laws in the jurisdiction where the Participant is employed or the terms of the Participant's employment agreement, if any. The Committee shall have the exclusive discretion to determine when the Participant is no longer actively employed for purposes of the Performance Share Award.
(7)Adjustments and Recoupment: The Target and Maximum number of Shares are subject to adjustment as provided in Section 8 of the Plan. The Participant shall be notified of such adjustment and such adjustment shall be binding upon the Corporation and the Participant. Consistent with Section 8 of this Agreement, this Award shall be administered in accordance with, and is subject to, any recoupment policies and provisions prescribed by the Plan at the time of such Award; notwithstanding the foregoing, this Award shall be subject to all recoupment provisions required by law from time to time. In its sole discretion, the Committee shall have the authority to amend, waive or apply the terms of any recoupment policies or provisions not required by law, in whole or in part, to the extent necessary or advisable to comply with applicable local laws, as determined by the Committee.
(8)Interpretation and Amendments: This Award and the issuance, vesting and delivery of Shares are subject to, and shall be administered in accordance with, the provisions of the Plan. No amendment of this Agreement or the Plan may, without the consent of the Participant, affect the rights of the Participant under this Award in a materially adverse manner. For purposes of the foregoing sentence, an amendment that

Performance Share Award-December 2021

affects the tax treatment of the Performance Share Award or that is necessary to comply with securities or other laws applicable to the issuance of Shares shall not be considered as affecting the Participant's rights in a materially adverse manner. In the event of a conflict between the Plan and this Agreement, unless this Agreement specifies otherwise, the Plan shall control. All capitalized terms not otherwise defined herein shall have the meaning assigned to such terms in the Plan.
(9)Compliance with Laws: The obligations of the Corporation and the rights of the Participant are subject to all applicable laws, rules and regulations including, without limitation, the U.S. Securities Exchange Act of 1934, as amended; the U.S. Securities Act of 1933, as amended; the U.S. Internal Revenue Code of 1986, as amended; and any other applicable laws, whether U.S. origin or otherwise. No Shares will be issued or delivered to the Participant under the Plan unless and until there has been compliance with such applicable laws.
(10)Acceptance of Award: The Award shall not be payable unless it is accepted by the Participant and notice of such acceptance is received by the Corporation.
(11)Taxes/Section 409A: The Participant acknowledges that, regardless of any action taken by the Corporation or the Employing Company, the ultimate liability for any or all income tax, social security, payroll tax, payment on account or other tax-related withholding or liability in connection with any aspect of the Performance Share Award, including the grant, vesting, or settlement of the Performance Share Award or the subsequent sale of Shares ("Tax-Related Items") is and remains his or her responsibility and may exceed the amount withheld by the Corporation or the Employing Company. Furthermore, the Participant acknowledges that the Corporation and/or the Employing Company (a) make no representations or undertakings regarding the treatment of any Tax-Related Items; and (b) do not commit to and are under no obligation to structure the terms of the grant of the Performance Share Award or any aspect of the Participant's participation in the Plan to reduce or eliminate his or her liability for Tax-Related Items or to achieve any particular tax result. Further, if the Participant has become subject to Tax-Related Items in more than one jurisdiction between the Date of Grant and the date of any relevant taxable event, the Participant acknowledges that the Corporation and/or the Employing Company (or former Employing Company, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction. Prior to the relevant taxable event, the Participant shall pay or make adequate arrangements satisfactory to the Corporation and/or the Employing Company to satisfy all Tax-Related Items of the Corporation and/or the Employing Company. In this regard, the Participant shall pay any Tax-Related Items directly to the Corporation or the Employing Company in cash upon request. In addition, the Participant authorizes the Corporation and/or the Employing Company, or their respective agents, at their discretion, to satisfy the obligations with regard to all applicable Tax-Related Items by one or a combination of the following methods: (1) withholding from Participant's wages or other cash compensation paid to Participant by the Corporation and/or the Employing Company; (2) withholding from proceeds of the sale of Shares issued upon payment of the Performance Share Award either through a voluntary sale or through a mandatory sale arranged by the Corporation (on the Participant's behalf pursuant to this authorization) through such means as the Corporation may determine in its sole discretion (whether through a broker or otherwise); or (3) withholding in Shares to be issued upon payment of the Performance Share Award. If the Corporation gives the Participant the power to choose the withholding method, and the Participant does not make a choice, then the Corporation will at its discretion withhold in Shares as stated in alternative (3) herein.

Performance Share Award-December 2021

To avoid negative accounting treatment, the Corporation may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates. If the Corporation withholds at a rate other than the minimum statutory rate, such as the maximum withholding rate, then the refund of any over-withheld amount shall be paid in cash and the Participant will have no entitlement to the Common Stock equivalent. If the Tax-Related Items are satisfied by withholding in Shares issuable upon vesting of the Performance Share Award, for tax purposes, the Participant is deemed to have been issued the full number of Shares subject to the Performance Share Award, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items. Finally, the Participant shall pay to the Corporation or the Employing Company any amount of Tax-Related Items due as a result of any aspect of the Participant's participation in the Plan. The Participant understands that no Shares or proceeds from the sale of Shares shall be delivered to Participant, notwithstanding the vesting of the Performance Share Award, unless and until the Participant shall have satisfied any obligation for Tax-Related Items with respect thereto.
Notwithstanding anything in this Section 11 to the contrary, if the Performance Share Award is considered nonqualified deferred compensation, the fair market value of the shares withheld together with the amount of cash withheld may not exceed the liability for Tax-Related Items.
It is the intent that the vesting or the payments of this Performance Share Award shall either qualify for exemption from or comply with the requirements of Section 409A of the Code ("Section 409A"), and any ambiguities herein will be interpreted to so comply. The Corporation reserves the right, to the extent the Corporation deems necessary or advisable in its sole discretion, to unilaterally amend or modify this Agreement as may be necessary to ensure that all vesting or settlements provided under this Agreement are made in a manner that qualifies for exemption from or complies with Section 409A; provided, however, that the Corporation makes no representation that the vesting or settlement of the Performance Share Award provided under this Agreement will be exempt from Section 409A and makes no undertaking to preclude Section 409A from applying to the vesting or settlement of Performance Share Awards provided under this Agreement. In the event that any payment to a U.S. taxpayer or Participant otherwise subject to U.S. taxation, with respect to a Performance Share Award is considered to be based upon separation from service, and not compensation the Participant could receive without separating from service, then such amounts may not be paid until the first business day of the seventh month following the date of the Participant's termination if the Participant is a "specified employee" under Section 409A of the Code upon his separation from service.
(12)Nature of the Award: Nothing herein shall be construed as giving Participant any right to be retained in the employ of an Employing Company or affect any right that the Employing Company may have to terminate the employment of such Participant. Further, by accepting this Performance Share Award, the Participant acknowledges that:
(a)the Plan is established voluntarily by the Corporation, it is discretionary in nature and may be modified, amended, suspended or terminated by the Corporation at any time, to the extent permitted by its terms;
(b)the grant of the Performance Share Award is voluntary and occasional and does not create any contractual or other right to receive future Performance Awards, or benefits in lieu of Performance Awards, even if Performance Awards have been granted in the past;

Performance Share Award-December 2021

(c)all decisions with respect to future Performance Award grants, if any, will be at the sole discretion of the Committee;
(d)the Participant is voluntarily participating in the Plan;
(e)the Performance Share Award and the Shares subject to the Performance Share Award are extraordinary items which do not constitute compensation of any kind for services of any kind rendered to the Corporation or to the Employing Company, and which are outside the scope of the Participant's employment contract, if any;
(f)the Performance Share Award and the Shares subject to the Performance Share Award are not part of normal or expected compensation or salary for purposes of calculating any severance, resignation, termination, dismissal, redundancy, end-of-service payments, bonuses, long-service awards, pension or retirement benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Corporation or the Employing Company or any Subsidiary or affiliate of the Corporation;
(g)the Performance Share Award and the Shares subject to the Performance Share Award are not intended to replace any pension rights or compensation;
(h)the grant of the Performance Share Award will not be interpreted to form an employment contract or relationship with the Corporation, the Employing Company or any Subsidiary or affiliate of the Corporation;
(i)the future value of the Shares underlying the Performance Share Award is unknown, indeterminable and cannot be predicted with certainty;
(j)no claim or entitlement to compensation or damages arises from forfeiture of the Performance Share Award resulting from termination of the Participant's employment by the Corporation or the Employing Company (for any reason whether or not in breach of applicable labor laws or the terms of the Participant's employment agreement, if any), and in consideration of the grant of the Performance Share Award to which the Participant is not otherwise entitled, the Participant irrevocably agrees never to institute any claim against the Corporation or the Employing Company, waives his or her ability, if any, to bring any such claim, and releases the Corporation and the Employing Company from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, the Participant shall be deemed irrevocably to have agreed not to pursue such claim and agreed to execute any and all documents necessary to request dismissal or withdrawal of such claim;
(k)it is the Participant's sole responsibility to investigate and comply with any applicable exchange control laws in connection with the issuance and delivery of Shares pursuant to the vesting of the Performance Share Award;
(l)the Corporation and the Employing Company are not providing any tax, legal or financial advice, nor are the Corporation or the Employing

Performance Share Award-December 2021

Company making any recommendations regarding the Participant's participation in the Plan or the Participant's acquisition or sale of the Shares underlying the Performance Share Award;
(m)the Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan;
(n)unless otherwise provided in the Plan or by the Corporation in its discretion, the Performance Share Award and the benefits evidenced by this Agreement do not create any entitlement to have the Performance Share Award or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares of the Corporation; and
(o)the following provisions apply only if the Participant is providing services outside the United States:
(i)the Performance Share Award and Shares underlying the Performance Share Award are not part of normal or expected compensation for any purpose; and
(ii)the Participant acknowledges and agrees that neither the Corporation nor the Employing Company shall be liable for any foreign exchange rate fluctuation between the local currency and the United States Dollar that may affect the value of the Performance Share Award or of any amounts due to the Participant pursuant to the settlement of the Performance Share Award or the subsequent sale of any Shares acquired upon settlement.
(13)Data Privacy:
(a)The Participant hereby explicitly, unambiguously and voluntarily consents to the collection, use, disclosure and transfer, in electronic or other form, of his or her personal data as described in this Agreement and any other Performance Share Award materials ("Data") by and among, as applicable, any Employing Company and the Corporation for the exclusive purpose of implementing, administering, and managing his or her participation in the Plan.
(b)The Participant understands that any Employing Company and the Corporation may collect, maintain, process and disclose certain personal information about him or her, including, but not limited to, his or her name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Shares or directorships held in the Corporation, details of all equity awards or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in his or her favor, for the exclusive purpose of implementing, administering, and managing the Plan.
(c)The Participant acknowledges that Data will be transferred to any broker as designated by the Corporation and/or one or more stock plan service provider(s) selected by the Corporation, which may assist the Corporation with the implementation, administration and management of the Plan. The

Performance Share Award-December 2021

Participant understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipient's country (e.g., the United States) may have different, including less stringent, data privacy laws and protections than his or her country. The Participant understands that if he or she resides outside the United States, he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative. The Participant authorizes the Corporation and any other possible recipients that may assist the Corporation (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purposes of implementing, administering and managing his or her participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Participant may elect to deposit any Shares acquired upon vesting of the Performance Share Awards.
(d)The Participant understands that Data will be held only as long as is necessary to implement, administer and manage his or her participation in the Plan, including to maintain records regarding participation. The Participant understands that if he or she resides in certain jurisdictions, to the extent required by applicable laws, he or she may, at any time, request access to Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents given by accepting these Performance Share Awards, in any case without cost, by contacting in writing his or her local human resources representative. Further, the Participant understands that he or she is providing these consents on a purely voluntary basis. If the Participant does not consent or if he or she later seeks to revoke his or her consent, his or her engagement as a service provider with any Employing Company and the Corporation will not be adversely affected; the only consequence of refusing or withdrawing his or her consent is that the Corporation will not be able to grant him or her Performance Share Awards under the Plan or administer or maintain Performance Share Awards. Therefore, the Participant understands that refusing or withdrawing his or her consent may affect his or her ability to participate in the Plan (including the right to retain these Performance Share Awards). The Participant understands that he or she may contact his or her local human resources representative for more information on the consequences of his or her refusal to consent or withdrawal of consent.
(14)Electronic Delivery: The Corporation may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means or request the Participant's consent to participate in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through any on-line or electronic system established and maintained by the Corporation or another third party designated by the Corporation. Such means of electronic delivery may include but do not necessarily include the delivery of a link to a Corporation intranet or the Internet site of a third party involved in administering the Plan, the delivery of the document via e-mail or such other means of electronic delivery specified by the Corporation. The Participant consents to the electronic delivery of the Plan documents and the Agreement. The Participant acknowledges that he or she may receive from the Corporation a paper copy of any documents delivered electronically at no cost to the Participant by contacting the Corporation by telephone or in writing. The Participant further acknowledges that the Participant will be provided with a paper copy

Performance Share Award-December 2021

of any documents if the attempted electronic delivery of such documents fails. Similarly, the Participant understands that the Participant must provide the Corporation or any designated third-party administrator with a paper copy of any documents if the attempted electronic delivery of such documents fails. The Participant may revoke his or her consent to the electronic delivery of documents or may change the electronic mail address to which such documents are to be delivered (if the Participant has provided an electronic mail address) at any time by notifying the Corporation of such revoked consent or revised e-mail address by telephone, postal service or electronic mail. Finally, the Participant understands that he or she is not required to consent to electronic delivery of documents.
(15)Severability: In the event that any provision in this Agreement is held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Agreement.
(16)Language: If the Participant has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
(17)Governing Law and Venue: This Agreement shall be construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania, without regard to the conflicts of laws thereof. For purposes of litigating any dispute that arises under this grant or this Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the Commonwealth of Pennsylvania, and agree that such litigation shall be conducted in the courts of Allegheny County, Pennsylvania, or the federal courts for the United States for the Western District of Pennsylvania, where this grant is made and/or to be performed.
(18)Exhibit B: Notwithstanding any provisions in this Agreement, the Performance Share Award shall be subject to any special terms and conditions set forth in Exhibit B to this Agreement for the Participant's country. Moreover, if the Participant relocates to one of the countries included in Exhibit B, the special terms and conditions for such country will apply to the Participant, to the extent the Corporation determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan.
(19)Insider Trading Restrictions/Market Abuse Laws: The Participant acknowledges that, depending on the Participant's country of residence, the Participant may be subject to insider trading restrictions and/or market abuse laws, which may affect the Participant's ability to acquire or sell Shares or rights to Shares (e.g., Performance Share Awards) under the Plan during such times as the Participant is considered to have "inside information" regarding the Corporation (as defined by any applicable laws in the Participant's country). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable insider trading policy maintained by the Corporation. The Participant acknowledges that it is the Participant's responsibility to comply with any applicable restrictions, and the Participant is advised to speak to his or her personal advisor on this matter.
(20)Imposition of Other Requirements: The Corporation reserves the right to impose other requirements on the Participant's participation in the Plan, on the Performance Share Award and on any Shares acquired under the Plan, to the extent the Corporation determines it is necessary or advisable in order to comply with local law, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

Performance Share Award-December 2021

(21)Headings: Headings of paragraphs and sections used in this Agreement are for convenience only and are not part of this Agreement, and must not be used in construing it.
(22)Waiver: The Participant acknowledges that a waiver by the Corporation of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by the Participant.
(23)Definitions: In addition to the capitalized terms defined in the Plan, the following terms as used herein shall have the following meanings when used with initial capital letters:
(a)"Early Retirement Age" shall mean the Participant's (1) attainment of age 55 and completion of ten (10) years of service with the Corporation or an Employing Company, or (2) completion of thirty (30) years of service with the Corporation or an Employing Company.
(b)"Normal Retirement Age" shall mean, with respect only to a Participant who is a U.S. employee and is not a participant in the United States Steel Corporation Supplemental Pension Program, the later of (1) six (6) months following the Date of Grant, or (2) the earlier of (i) attainment of age 65, or (ii) attainment or age 60 and completion of five (5) years of service with the Corporation or an Employing Company.
(c)"Termination" shall mean the applicable employee's termination of employment. For purposes of this Agreement, (i) for U.S. taxpayers, Termination and words of similar effect shall be construed consistent with a "separation from service" under Section 409A of the Code to the extent required by Section 409A of the Code, and (ii) for non-U.S. taxpayers, Termination and words of similar effect shall mean that the Participant is no longer actively employed by an Employing Company, without regard to any notice period (i.e., active employment would not include any contractual notice period or any period of "garden leave" or similar period mandated under employment laws in the jurisdiction where the Participant is employed or the terms of the Participant's employment agreement, if any)
(d)“Termination with Consent” shall mean Termination with the express written consent of the Corporation expressly referencing an entitlement to vesting of the Performance Share Award.

Performance Share Award-December 2021

EXHIBIT A
Performance Goals for the Performance Period
[Omitted.]

Performance Share Award-December 2021

EXHIBIT B
Additional Terms and Conditions of the
United States Steel Corporation 2016 Omnibus Incentive Compensation Plan
Performance Share Award Grant Agreement
TERMS AND CONDITIONS
This Exhibit B includes additional terms and conditions that govern the Performance Share Award granted to the Participant under the Plan if he or she works or resides in one of the countries listed below. If the Participant is a citizen or resident of a country other than that in which the Participant is currently working or transfers employment to another country after the Performance Share Award is granted, the Corporation shall, in its discretion, determine to what extent the terms and conditions contained herein shall be applicable to the Participant. Certain capitalized terms used but not defined in this Exhibit B have the meanings set forth in the Plan and/or the Agreement.
NOTIFICATIONS
This Exhibit B also includes information regarding exchange controls and certain other issues of which the Participant should be aware with respect to participation in the Plan. The information is based on the laws in effect in the applicable countries as of February 2018. Such laws are often complex and change frequently. As a result, the Corporation strongly recommends that the Participant not rely on the information in this Exhibit B as the only source of information relating to the consequences of his or her participation in the Plan because the information may be out of date at the time that the Participant vests in the Performance Share Award or sells Shares acquired under the Plan.
In addition, the information contained herein is general in nature and may not apply to the Participant's particular situation, and the Corporation is not in a position to assure the Participant of a particular result. Accordingly, the Participant is advised to seek appropriate professional advice as to how the relevant laws in his or her country may apply to the Participant's situation.
Finally, if the Participant is a citizen or resident of a country other than that in which the Participant is currently working or transfers employment to another country after the Performance Share Award is granted, the information contained herein may not be applicable.
CANADA
TERMS AND CONDITIONS
Performance Share Award Payable Only in Shares. Notwithstanding any discretion in the Plan or anything to the contrary in the Agreement, the grant of the Performance Share Award does not provide any right for the Participant to receive a cash payment in settlement of the Performance Share Award and the Performance Share Award is payable in Shares only.
Securities Law Commitment on Sale of Shares. As a condition of the grant of the Performance Share Award and the issuance of any Shares upon vesting of the Performance Share Award, the Participant undertakes to only sell, trade or otherwise dispose of any Shares issued to the Participant under the Plan in accordance with applicable Canadian securities laws. Under current laws, this means that the Participant will need to sell any Shares issued under the Plan using the services of a broker or dealer that is registered under Canadian provincial or territorial securities legislation. The Participant will not be permitted to sell, trade or otherwise dispose of his or her Shares through the Corporation's designated U.S. plan broker, Fidelity Investments, unless such

Performance Share Award-December 2021

sale, trade or disposal can be executed in accordance with applicable securities laws. As legal requirements may be subject to change, Participants are encouraged to seek specific advice about their individual situation before taking any action with respect to Shares issued to them under the Plan.
By accepting this Performance Share Award, the Participant expressly agrees that he or she will consult with a personal legal advisor to address any questions that may arise regarding compliance with this requirement. The Participant understands and agrees that he or she will be liable for any failure to comply with the foregoing provision.
The following provisions will apply if the Participant is a resident of Quebec:
Language Consent. The parties acknowledge that it is their express wish that the Agreement, this Exhibit B and all documents, notices, and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.
Consentement relatif a la langue Maisie: Les parties reconnaissent avoir exige la redaction en anglais de l'accord, cette piece B, y ainsi que de tous documents, avis dorm& et procedures judiciaires, executes, donnes ou intent& en vertu de, ou lies directement ou indirectement aux presentes.
Data Privacy. This provision supplements Section 13 of the Agreement:
The Participant hereby authorizes the Corporation and the Employing Company and their respective representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan. The Participant further authorizes the Corporation and any Subsidiary or affiliate and the Committee to disclose and discuss the Plan with their respective advisors. The Participant further authorizes the Corporation and any Subsidiary or affiliate to record such information and to keep such information in the Participant's employee file.
NOTIFICATIONS
Foreign Asset/Account Reporting Information. Canadian residents are required to report any foreign property (e.g., Shares acquired under the Plan and possibly Performance Share Awards) on form T1135 (Foreign Income Verification Statement) if the total cost of their foreign property exceeds C$100,000 at any time in the year. It is Participant's responsibility to comply with these reporting obligations, and Participant is encouraged to consult his or own personal tax advisor in this regard.
SLOVAK REPUBLIC
NOTIFICATIONS
Foreign Assets Reporting Information. If the Participant permanently resides in the Slovak Republic and, apart from being employed, carries on business activities as an independent entrepreneur (in Slovakian, podnikatel), the Participant will be obligated to report his or her foreign assets (including any foreign securities such as Shares acquired under the Plan) to the National Bank of Slovakia if the value of the foreign assets exceeds E2,000,000. These reports must be submitted on a monthly basis by the 15th day of the respective calendar month, as well as on a quarterly basis by the 15th day of the calendar month following the respective calendar quarter, using notification form DEV (NBS) 1-12, which may be found at the National Bank of Slovakia's website at www.nbs.sk.

Performance Share Award-December 2021

Furthermore, if the above preconditions are met (i.e. permanent residence in the Slovak Republic and entrepreneurial activities in addition to the employment), the Participant will be obliged to report certain additional information under Section 34b of Act No. 566/1992 Coll. on National Bank of Slovakia as amended. This information is mostly of general nature and contains personal identification data of the Participant - place and date of birth, birth certificate number, academic degree, etc., as well as telephone and fax number and e-mail address of the Participant, if any.
Securities Disclaimer. The grant of the Performance Share Award is exempt from the requirement to publish a prospectus under the current securities rules applicable in the Slovak Republic.
UNITED KINGDOM
NOTIFICATIONS
Securities Disclosure. This Agreement is not an approved prospectus for the purposes of section 85(1) of the Financial Services and Markets Act 2000 ("FSMA") and no offer of transferable securities to the public (for the purposes of section 102B of FSMA) is being made in connection with the Plan. The Plan and the Performance Share Award are exclusively available in the UK to bona fide employees and former employees and any other UK subsidiary of the Corporation.
Taxation. The Performance Share Award is not intended to be qualified for purposes of taxation or National Insurance Contributions applicable in the United Kingdom.
EUROPEAN UNION AND EUROPEAN ECONOMIC AREA
For Participants who reside in the European Union or the European Economic Area, the following provisions replace the Data Privacy provisions in Section 13 of the Agreement.
(a)Data Collected and Purposes of Collection. The Participant understands that the Corporation, acting as controller, as well as the Employing Company, may collect, to the extent permissible under applicable law, certain personal information about the Participant, including name, home address and telephone number, information necessary to process the Performance Share Awards (e.g., mailing address for a check payment or bank account wire transfer information), date of birth, social insurance number or other identification number, salary, nationality, job title, employment location, any Shares or directorships held in the Corporation (but only where needed for legal or tax compliance), any other information necessary to process mandatory tax withholding and reporting, details of all Performance Share Awards granted, canceled, vested, unvested or outstanding in the Participant's favor, and where applicable service termination date and reason for termination (all such personal information is referred to as "Data"). The Data is collected from the Participant, any Employing Company and the Corporation, for the exclusive purpose of implementing, administering and managing the Plan pursuant to the terms of this Agreement. The legal basis (that is, the legal justification) for processing the Data is to perform this Agreement. The Data must be provided in order for the Participant to participate in the Plan and for the parties to this Agreement to perform their respective obligations thereunder. If the Participant does not provide Data, he or she will not be able to participate in the Plan and become a party to this Agreement.

Performance Share Award-December 2021

(b)Transfers and Retention of Data. The Participant acknowledges and understands that the Employing Company will transfer Data to the Corporation for purposes of plan administration. The Employing Company and the Corporation may also transfer the Participant's Data to other service providers (such as accounting films, payroll processing firms or tax firms), as may be selected by the Corporation in the future, to assist the Corporation with the implementation, administration and management of this Agreement. The Participant understands that the recipients of the Data may be located in the United States, a country that does not benefit from an adequacy decision issued by the European Commission and is not listed by the Swiss supervisory authority as a country with adequate data protection legislation. Where a recipient is located in a country that does not benefit from an adequacy decision or adequacy listing, the transfer of the Data to that recipient will be made pursuant to European Commission-approved standard contractual clauses when required by applicable law, a copy of which may be obtained by contacting dataprotectionask.uss.com or complianceofficerauss.com. The Participant understands that Data will be held only as long as is necessary to implement, administer and manage the Participant's rights and obligations under this Agreement, and for the duration of the relevant statutes of limitations, which may be longer than the term of this Agreement.
(c)The Participant's Rights in Respect of Data. The Corporation will take steps in accordance with applicable legislation to keep Data accurate, complete and up-to-date. The Participant is entitled to have any inadequate, incomplete or incorrect Data corrected (that is, rectified). The Participant also has the right to request access to his or her Data as well as additional information about the processing of that Data. Further, the Participant is entitled to object to the processing of Data or have the Participant's Data erased, under certain circumstances. As from May 25, 2018, and subject to conditions set forth in applicable law, the Participant also is entitled to (i) restrict the processing of his or her Data so that it is stored but not actively processed (e.g., while the Corporation assesses whether the Participant is entitled to have Data erased) and (ii) receive a copy of the Data provided pursuant to this Agreement or generated by the Participant, in a common machine-readable format. To exercise his or her rights, the Participant may contact the local human resources representative. The Participant may also contact the relevant data protection supervisory authority, as he or she has the right to lodge a complaint. The data protection officer may be contacted at dataprotectionAsk.com.

Performance Share Award-December 2021